UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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BEDFORD PROPERTY INVESTORS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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B E D F O R D P R O P E R T Y I N V E S T O R S

April 1, 2005

Dear Stockholder:

The directors and officers join me in extending to you a cordial invitation to attend the annual meeting of our stockholders. This meeting will be held on Wednesday, May 11, 2005 at 1:00 p.m. at the Soda Activity Center at St. Mary’s College, 1928 St. Mary’s Road, Moraga, California. There is a map to St. Mary’s College on the last page of the enclosed proxy statement.

Enclosed you will find the notice of meeting, proxy statement and proxy card. At the annual meeting, we are seeking to elect five directors, all of whom will be elected by the stockholders, voting as a single class. The stockholders will also be asked to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the upcoming year.

Your management and board of directors unanimously recommend that you vote FOR all nominees for directors and FOR the other proposals.

Please take time to review and vote on each proposal. Your vote is important. Please remember to return your proxy card or to authorize a proxy by internet or telephone voting to vote on your behalf.

I hope to see you at the annual meeting.

Very truly yours, PETER B. BEDFORD Chairman of the Board and Chief Executive Officer

BEDFORD PROPERTY INVESTORS, INC.
270 Lafayette Circle
Lafayette, California 94549
___________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 11, 2005
___________

TO THE STOCKHOLDERS:

The annual meeting of the stockholders of Bedford Property Investors, Inc., a Maryland corporation (the “Company”), will be held at the Soda Activity Center at St. Mary’s College, 1928 St. Mary’s Road, Moraga, California, on Wednesday, May 11, 2005 at 1:00 p.m., local time, to consider and vote on the following proposals:

1.	The election of five directors to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified;

2.	The ratification of the appointment by the Audit Committee of the Company’s independent registered public accounting firm for the year ending December 31, 2005; and

3.	The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the holders of record of the Company’s common stock, par value $0.02 per share (the “Common Stock”), as of the close of business on March 10, 2005 (the “Record Date”) are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

Stockholders are cordially invited to attend the meeting in person. The presence at the meeting, in person or by proxy, of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting shall constitute a quorum. A proxy card accompanies this proxy statement. If you cannot attend the meeting, please (1) complete, date, sign and return the proxy card in the enclosed envelope, (2) call the 800 toll-free number listed on the proxy card or (3) authorize your proxy via the internet as indicated on the proxy card.

By Order of the Board of Directors DENNIS KLIMMEK Secretary

April 1, 2005
Lafayette, California

BEDFORD PROPERTY INVESTORS, INC.
270 Lafayette Circle
Lafayette, California 94549
___________

PROXY STATEMENT
___________

May 11, 2005
Annual Meeting of the Stockholders

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the board of directors (the “Board”) of the Company of proxies from the stockholders to be exercised at the annual meeting of the stockholders (the “Annual Meeting”) to be held on Wednesday, May 11, 2005 at 1:00 p.m., local time, and at any adjournment(s) or postponement(s) of such meeting, to consider and vote on the following proposals:

1.	The election of five directors to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified;

2.	The ratification of the appointment by the Audit Committee of the Company’s independent registered public accounting firm for the year ending December 31, 2005; and

3.	The transaction of such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

This proxy statement and the enclosed proxy card are being mailed to the stockholders on or about April 8, 2005.

The holders of record of the shares of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting in relation to Proposals 1 and 2, above, on which they will vote as a class. At the close of business on the Record Date, 16,432,910 shares of Common Stock were outstanding, each of which is entitled to cast one vote.

The presence at the Annual Meeting, in person or by proxy, of the stockholders holding shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., votes not cast by a broker or other record holder in “street” or nominee name who has returned a properly executed proxy solely because such record holder does not have discretionary authority to vote on the matter) will be counted toward the presence of a quorum.

With respect to Proposal 1, the directors will be elected by a plurality of all the votes cast at the Annual Meeting. Accordingly, abstentions and broker non-votes as to the election of directors will have no effect on the result of the vote.

With respect to Proposal 2, the affirmative vote of a majority of all the votes cast is necessary for the approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005. Abstentions and broker non-votes as to this proposal will not be counted as votes cast and will have no effect on the result of the vote on the proposal.

Under the Maryland General Corporation Law, the stockholders will not be entitled to appraisal rights with respect to any of the proposals.

All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may also solicit proxies by telephone, facsimile or in person.

A proxy card for use by the stockholders accompanies this proxy statement. Stockholders may also authorize a proxy by calling the 800 toll-free number listed on the proxy card or over the internet, in each case by following the instructions provided. The shares of Common Stock represented by properly authorized proxies will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of Proposals 1 and 2. The Company does not presently know of any other business that may come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with the Secretary of the Company a duly signed revocation, (b) by authorizing a proxy having a later date than your previously delivered proxy or (c) by voting in person at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is currently composed of six members. After the Annual Meeting, Mr. Frank will retire from the Board and the Board will be composed of five members. The stockholders, voting as a class, have the right to elect all five members to the Board to serve until the next annual meeting of the stockholders and until their respective successors are duly elected and qualified.

The Board has nominated the five individuals listed below to serve as directors of the Company. The Nominating and Corporate Governance Committee of the Board knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee. In accordance with the Company’s bylaws, directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the five nominees receiving the highest number of votes will be elected.

Name	Age	Business Experience	Director Since
Peter B. Bedford	67

Mr. Bedford has been the Company’s Chairman of the Board since May 1992 and Chief Executive Officer since November 1992. Mr. Bedford has been engaged in the commercial real estate business, primarily in the Western United States, for over 40 years and has been responsible for the acquisition, ownership, development and management of an aggregate of over 26 million square feet of industrial, office and retail properties, as well as land, in 14 states. Mr. Bedford serves on the board of directors of Bixby Ranch Company, a real estate investment company, and is an advisor to First American Title Guarantee Co., a title insurance company. Mr. Bedford is the recipient of numerous awards recognizing his contributions to the real estate industry and serves as a governor of the Urban Land Foundation. His previous experience also includes serving on the board of directors of the Bank of America from 1986 to 1999 and on the board of Kaiser Aluminum & Chemical Company from 1980 to 1986. He has served as Vice Chairman of the National Realty Committee and of the Hoover Institution and as Chairman of the Real Estate Advisory Board of the Wharton School of Business. Mr. Bedford received his B.A. in Economics from Stanford University.

			1991

Peter Linneman	54

Dr. Linneman is the Albert Sussman Professor of Real Estate and Public Policy at the Wharton School of Business of the University of Pennsylvania. He is founding editor of the Wharton Real Estate Review and for 13 years served as the Director of Wharton’s Samuel Zell and Robert Lurie Real Estate Center and was the founding Chairman of Wharton’s Real Estate Department. Mr. Linneman is the principal of Linneman Associates, a consulting firm. He currently serves as a director of Equity One, Inc., a shopping center REIT, and as a director of JER Investors Trust Inc., a specialty real estate finance company, and has served as Chairman of Rockefeller Center Properties REIT, Vice Chairman of Amerimar Realty and a Senior Managing Director of Equity Group Investments. Mr. Linneman received a B.A. in Economics from Ashland University and his M.A. and Ph.D. in Economics from the University of Chicago.

		2003
Bowen H. McCoy	68

Mr. McCoy spent 28 years with Morgan Stanley, 20 years as an owner, where he directed real estate finance activities for 13 years and West Coast operations for 5 years. He has served on the board of several privately or publicly held real estate firms, including Irvine Apartments REIT, Trammell Crow Commercial Company, Bixby Ranch Company, Outrigger Hotels Hawaii, Brooks Harvey Realty Investors and Welk Family Interests. As an investment banker, he supervised the initial public offerings for five REITs as well as the merger or going private of five REITs. He has served as Trustee of the Urban Land Institute, President of the ULI Foundation and President of the Counselors of Real Estate. He has served as a member of the Executive Committee of the Hoover Institution, as Chairman of the Stanford University Center for Economic Policy Research and as President of the Stanford Alumni Association, as well as Chairman of the Hollywood Bowl and of the Los Angeles American Red Cross. He has taught at graduate business schools, including UCLA, USC, Notre Dame and Stanford. He received a B.S. in Economics from Stanford University and an M.B.A. from the Harvard Business School.

		2003

Thomas H. Nolan, Jr.	47

Mr. Nolan is a Principal and the Chief Financial Officer of Loreto Bay Company, a real estate development company. Prior to joining Loreto Bay Company in 2004, Mr. Nolan was a Principal of AEW Capital Management, L.P. (AEW), a national real estate investment adviser, and President and Senior Portfolio Manager of the AEW Partners Funds. Mr. Nolan joined AEW in 1984. Mr. Nolan’s responsibilities included the oversight of investments made by certain partnerships managed by AEW. In that capacity, he serves on a number of boards of private companies and has formerly served on the board of directors of Crocker Trust, Inc., a REIT, and the Partnership Committee of the Taubman Realty Group L.P. Mr. Nolan is also a director of General Growth Properties Inc. He earned a B.B.A. in Business Administration from the University of Massachusetts.

		1995
Martin I. Zankel, Esq.	71

Mr. Zankel is Senior Principal in the law firm of Bartko, Zankel, Tarrant & Miller. In addition, Mr. Zankel has more than 40 years of experience as a real estate investor and developer, including serving as Chairman of the Board and Chief Executive Officer of Landsing Pacific Fund, Inc., a REIT (ASE); and Managing Member of ZORO, LLC, a developer of San Francisco multi-media real estate facilities. Mr. Zankel is a past President of the board of trustees of the Berkeley Repertory Theater and a member of the board of trustees of the NPR Foundation (National Public Radio). He received a B.S. in Economics from the Wharton School of Commerce and Finance at the University of Pennsylvania and a J.D. from the Hastings College of the Law at the University of California in San Francisco.

		1992

The Board unanimously recommends that you vote “FOR” the five nominees listed above. In the absence of instructions to the contrary, proxies solicited in connection with this proxy statement will be so voted.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, independent registered public accounting firm, served as the Company’s independent accountants for the fiscal year ended December 31, 2004. The Audit Committee has appointed PricewaterhouseCoopers LLP to audit the financial statements of the Company and its internal control over financial reporting for the fiscal year ending December 31, 2005. The Board, upon the recommendation of the Audit Committee, is asking the Company’s stockholders to ratify such appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from the stockholders.

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company. In the absence of instructions to the contrary, proxies solicited in connection with this proxy statement will be so voted.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Memberships and Meetings

The Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Real Estate Investment Committee. The table below sets forth the memberships of the Board and its committees as of December 31, 2004, as well as the number of meetings held by the Board and its committees during 2004.

Director	Board of Directors (1)	Audit Committee (2)	Compensation Committee (3)	Nominating and Corporate Governance Committee (4)	Real Estate Investment Committee
Peter B. Bedford	C	—	—	—	C
Anthony M. Frank(5)	M	M	C	M	—
Peter Linneman	M	M	M	—	—
Bowen H. McCoy	M	—	M	C	—
Thomas H. Nolan, Jr.	M	C	—	M	M
Martin I. Zankel	M	—	—	—	M

Number of Meetings in 2004	6	12	2	3	2

C Chairman

M Member

(1)
Each member of the Board attended all four of the regularly scheduled meetings of the Board during 2004. The Board held two special meetings during 2004 both of which were attended by each member of the Board.

(2)	With the exception of Mr. Nolan, who missed two meetings, and Mr. Frank, who missed two meetings, each member of the Audit Committee attended all of the meetings of the Audit Committee during 2004.

(3)	Each member of the Compensation Committee attended all of the meetings of the Compensation Committee during 2004.

(4)	Each member of the Nominating and Corporate Governance Committee attended all of the meetings of the Nominating and Corporate Governance Committee during 2004.

(5)	Mr. Frank will be retiring from the Board following the Annual Meeting and is not standing for re-election as a director.

Director Independence
In accordance with the listing standards of the New York Stock Exchange, the Company adopted the following standards for director independence:

A director is not independent if:
  The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company.

  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  (A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

  The director or an immediate family member is, or has been within the last three, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee

  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

  The director is, or in the 12 months prior to the date of determination of independence was, an executive officer of, a director of or a direct beneficial owner of more than 10% equity interest in a business entity that beneficially owns more than 5% of the outstanding capital stock of the Company or securities convertible into the capital stock of the Company as of the date of determination of independence.

  The director is, or in the 12 months prior to the date of determination of independence was, an executive officer of, a director of or a direct beneficial owner of more than 10% equity interest in a business entity that is indebted to the Company, or to which the Company is indebted, in an aggregate amount in excess of 2% of the total consolidated assets of such entity as of the date of determination of independence.
  The director is, or in the 12 months prior to the date of determination of independence was, an executive officer, a director or a trustee of a charitable organization to which the Company made discretionary charitable contributions in an aggregate amount in excess of 2% of such organization’s total annual charitable receipts.
Pursuant to the standards listed above, the Board determined that each member of the Board, except for Mr. Bedford, is independent. In assessing the independence of Mr. Zankel, the Board determined that the Company’s relationship with Mr. Zankel, which is described in “Information About Related Party Transactions—Other Transactions”, is not material, as the Company’s payments to Mr. Zankel’s law firm have not exceeded $1 million or 2% of the law firm’s consolidated gross revenues in any of the last three fiscal years. Mr. Bedford did not qualify as an independent director because he is an employee of the Company.

Executive Sessions of the Non-Management Directors

The non-management directors have met at each Board meeting in executive session without management present and will continue to do so at all subsequent regularly scheduled meetings. The non-management directors selected Mr. Frank as its presiding director to lead the executive sessions of the non-management directors through the date of the Annual Meeting. After the Annual Meeting, Mr. Frank will retire from the Board. The Board intends to select a new presiding non-management director upon Mr. Frank's retirement.

Stockholder Communications with the Board

The annual meeting of the Company’s stockholders provides an opportunity each year for the stockholders to ask questions of, or otherwise communicate directly with, members of the Board on matters relevant to the Company. Each of the Company’s directors is encouraged to attend the annual meeting in person. All of the Company’s directors attended the annual meeting of the Company’s stockholders last year.

Stockholders may, at any time, also communicate in writing with the presiding director of the executive sessions of the non-management directors by sending such written communication to the following address: Non-Management Directors of Bedford Property Investors, Inc., c/o Bedford Property Investors, Inc., 270 Lafayette Circle, Lafayette, California 94549, Attention: Presiding Non-Management Director. Copies of written communications received at such address will be provided to the presiding non-management director. The presiding non-management director may, however, choose to disregard communications that are considered to be improper. The presiding non-management director has delegated the task of identifying the improper communications to the Company’s General Counsel. Examples of improper communications include, without limitation, advertisements, solicitations and communications that do not relate directly or indirectly to the Company or its business.

Audit Committee

Function. The Audit Committee’s functions are, among other things, to assist the Board with its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm qualifications and independence and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm. In addition, the Audit Committee reviews, as it deems appropriate, the adequacy of the Company’s systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the Audit Committee has the sole authority to retain and terminate the independent registered public accounting firm, which reports directly to the Audit Committee, and pre-approve the audit services and any permitted non-audit services that the independent registered public accounting firm may provide to the Company.

Charter. The Audit Committee operates under a written charter approved by the Board. A copy of the Audit Committee’s charter was attached to the proxy statement for the stockholders’ meeting that took place on May 15, 2003 and is also posted on the Company’s website. The address of the Company’s website is www.bedfordproperty.com.

Independence, Financial Literacy and Financial Expert. Each member of the Audit Committee is independent and financially literate, as independence and financial literacy are defined in the listing standards of the New York Stock Exchange. Each member of the Audit Committee also meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The Board has determined that Mr. Nolan qualifies as the Audit Committee’s financial expert, as defined under the rules of the Securities and Exchange Commission (the “SEC”).

Change in Membership. After the Annual Meeting, Mr. Frank will retire from the Board. The Board intends to select a new Audit Committee member upon Mr. Frank's retirement.

Compensation Committee

Function. The Compensation Committee’s functions are, among other things, to (i) review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on this evaluation, (ii) make recommendations to the Board with respect to compensation for the other officers of the Company, incentive compensation plans and equity-based plans and (iii) administer the Company’s 2003 Employee Stock Plan.

Charter. The Compensation Committee operates under a written charter approved by the Board. A copy of the Compensation Committee’s charter is posted on the Company’s website.

Independence. Each member of the Compensation Committee satisfies the definition of “independent director” under the New York Stock Exchange’s listing standards.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee has been an officer or employee of the Company at any time during the year ended December 31, 2004, and none of them has ever been an officer of the Company or any of its subsidiaries. In addition, none of the executive officers of the Company served on the compensation committee or board of directors of another entity, one of whose executive officers served on the Company’s Compensation Committee or Board.

Change in Membership. During 2004, Mr. Frank served as the chairman of the Compensation Committee. After the Annual Meeting, Mr. Frank will retire from the Board. The Board intends to select a new chairman of the Compensation Committee upon Mr. Frank's retirement.

Nominating and Corporate Governance Committee

Function. The Nominating and Corporate Governance Committee’s functions are, among other things, to (i) identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of the stockholders, (ii) develop and recommend to the Board a set of corporate governance principles applicable to the Company and (iii) oversee the evaluation of the Board and management.

Charter. The Nominating and Corporate Governance Committee operates under a written charter approved by the Board. A copy of the Nominating and Corporate Governance Committee’s charter is posted on the Company’s website.

Independence. Each member of the Nominating and Corporate Governance Committee satisfies the definition of “independent director” under the New York Stock Exchange’s listing standards.

Policy and Procedures for Stockholder Recommendations. The Nominating and Corporate Governance Committee will consider bona fide nominees that have been properly and timely recommended by the Company’s stockholders. Section 12 of Article II of the Company’s bylaws contains provisions setting forth the requirements applicable to a stockholder’s nomination for director. These requirements are summarized in the “Other Information—Stockholder Proposals” section of this proxy statement. Stockholder’s nominees that comply with the nomination procedures and requirements will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive. In connection with the Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nomination from any stockholder, or group of stockholders, owning more than 5% of the Common Stock.

Nominee Qualifications. The Nominating and Corporate Governance Committee has not established any specific, minimum qualification standards for nominees to the Board. From time to time, the Nominating and Corporate Governance Committee may identify certain skills or attributes as being particularly desirable for specific director nominees. These skills or attributes may include, but are not limited to, strength of character, mature judgment, industry knowledge, career experience, relevant technical skills, financial expertise, diversity, ability to work collegially with others and the extent to which the candidate would fill a present need on the Board.

Nominee Identification and Evaluation Process. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees for directors includes, but is not limited to, the following:

  collection of a list of potential candidates (i) based on recommendations or referrals from directors, officers, stockholders or third parties or (ii) through the engagement of a search firm;
  communications with Board members and management to identify possible nominees;
  evaluation of (i) potential conflicts, including financial relationships, and (ii) whether the candidate would be a “special interest” or “single issue” director to an extent that would impair such director’s ability to represent the interests of all stockholders;
  committee meetings to narrow the list of potential candidates;
  interviews with a select group of candidates; and
  selection of a candidate most likely to advance the best interests of the Company and its stockholders.
The Nominating and Corporate Governance Committee has not engaged any third-party search firm to identify or evaluate, or assist in identifying or evaluating, potential nominees. Each of the current nominees for director listed under Proposal 1 of this proxy statement is an existing director standing for re-election.

Change in Membership. After the Annual Meeting, Mr. Frank will retire from the Board. The Board intends to select a new member of the Nominating and Corporate Governance Committee to replace Mr. Frank upon his retirement.

Compensation of Directors

During 2004 and prior to March 23, 2005, members of the Board who were not employees of the Company were paid an annual retainer fee of $20,000 and an additional fee of $2,500 for each board meeting attended. Any non-employee director attending in person a duly constituted meeting of a committee of the Board of which such director was a member received, in addition to any other fees to which he may have been entitled, a separate meeting attendance fee equal to $1,000 for his attendance in person at any such committee meeting not held on the same day, the day preceding or the day following a regular or special meeting of the Board. Any non-employee member of the Board who participated in a regular or special meeting of the Board by conference telephone or similar communications equipment received $600 for each such meeting. The chairman of the Audit Committee received an additional $8,000 annually for work on that committee. The chairman of the Compensation Committee received an additional $3,000 annually for work on that committee. The chairman of the Nominating and Corporate Governance Committee received an additional $3,000 annually for work on that committee. On March 23, 2005, the Compensation Committee recommended, and the Board approved, effective as of March 23, 2005, the following revised cash payments to non-employee members of the Board and its committees: (i) members of the Board who are not employees of the Company will be paid an annual retainer of $25,000 and an additional fee of $2,500 for each regular Board meeting attended and $1,000 for each special Board meeting attended (in each case, whether attended in person or by telephone); (ii) each member of the Audit Committee, Compensation Committee and Investment Committee will be paid an attendance fee of $1,000, and each member of the Nominating and Corporate Governance Committee will be paid an attendance fee of $500, for each committee meeting attended (whether by person or by telephone) by such member, including for attendance at committee meetings held on the same day as a regularly scheduled Board meeting; and (iii) the chairman of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will receive an additional annual payment of $10,000, $5,000 and $3,000, respectively, for their work on those committees. Non-employee directors are reimbursed for out-of-pocket expenses in connection with attendance of meetings. If a non-employee director travels to conduct a site inspection of a property to be acquired by the Company, such director is paid $1,000 per day and reimbursed for related travel expenses. Non-employee directors receive no other cash compensation for their services on behalf of the Company.

Pursuant to the Company’s Amended and Restated 2002 Directors’ Stock Plan, all directors (whether or not employed by the Company) receive annual grants of 1,000 shares of restricted Common Stock upon reelection, and newly elected members receive 2,000 shares of restricted Common Stock upon their election to the Board. These shares vest in equal installments over a five year period, subject to the director’s continued service with the Company. In addition, under this plan directors may defer receipt of all or part of their annual retainer and meeting fees and convert them into either phantom cash amounts or phantom stock units, or both, which are credited to such director’s account with the Company. During 2004, Messrs. Frank, Linneman and McCoy elected to have their annual retainer and meeting fees deferred pursuant to this plan and converted into phantom stock units representing 6,717, 1,642 and 1,338 shares of Common Stock, respectively. The number of phantom stock units credited to a director’s account is determined by dividing the amount of the deferred fees by the fair market value of a share of Common Stock as of the date of crediting. Phantom stock units are settled by the delivery to the director of a corresponding number of shares of Common Stock on the payment date selected by the director at the time of deferral of the fees.

During 2004, for the reasons set forth in the Compensation Committee Report on Executive Compensation (the “Compensation Committee Report”) below, the Board determined that directors should be permitted to exchange their vested options to acquire shares of Common Stock for restricted shares of Common Stock, pursuant to the Company’s option exchange program, on the same basis as the employees of the Company. All of the directors holding vested options elected to exchange those options for restricted stock. The number of options surrendered by, and the number of restricted shares issued to, such directors in the exchange are set forth in the table below.

Director	Number of Shares of Common Stock Underlying Options Surrendered	Number of Shares of Restricted Common Stock Issued in Option Exchange
Peter Bedford(1)	135,000	45,240
Anthony Frank	80,000	28,692
Thomas Nolan	30,000	6,796
Martin Zankel	20,000	2,806

__________
(1)	Mr. Bedford exchanged vested options awarded under the Amended and Restated 2002 Directors’ Stock Plan and under the 2003 Employee Stock Plan.

The terms of the option exchange program, including the vesting schedule applicable to the shares of restricted stock, are discussed in the Compensation Committee Report, below.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. One of the Audit Committee’s responsibilities is to monitor and oversee these processes.

In carrying out its responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, to review and discuss the December 31, 2004 financial statements and the Company's internal control processes and procedures pursuant to Section 404 of the Sarbanes Oxley Act. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers LLP the firm’s independence.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representations of management and PricewaterhouseCoopers LLP, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission.

Respectfully submitted, THE AUDIT COMMITTEE Thomas H. Nolan, Jr. (Chairman) Peter Linneman Anthony M. Frank

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee (the “Committee”) is responsible for the general compensation policies of the Company and, in particular, is responsible for setting and administering the policies that govern executive compensation. The Committee evaluates the performance of management and determines the compensation levels for all executive officers.

The primary objectives of the Company’s compensation policies and programs are (i) to attract and retain key executives, (ii) to reward performance by the executives and (iii) to align the financial interests of the Company’s executive officers directly with those of the Company’s stockholders. The primary elements of executive officer compensation are base salary, annual cash bonus and stock option and restricted stock awards.

In reviewing the compensation of the Company’s executive officers, the Committee relies on comparisons of each element of an officer’s compensation, and each officer’s total compensation package, against the compensation of individual executive officers of other publicly traded office and industrial real estate investment trusts. These comparisons are completed through an analysis of data in various public filings, as well as through a review of the results of the REIT Executive Compensation Survey sponsored by the National Association of Real Estate Investment Trusts and other industry compensation surveys.

Salaries

Base salaries for the executive officers are reviewed annually and adjusted based on the recommendations of the Company’s Chief Executive Officer following his review of the individual’s performance with respect to Company and individual performance objectives, increases in the individual’s responsibilities, and changes to base salaries of similar positions in comparable companies within the industry.

The Committee takes the Chief Executive Officer’s recommendations into consideration, and makes its own determination based in part on its own evaluation of compensation paid by other real estate investment trusts, the performance of the Company relative to its peers, and the individual performance of the executive officer.

In 2004, the Committee did not adjust the salaries of any of the Company’s Named Executive Officers (as defined below), other than the Chief Executive Officer, because the Committee determined that the estimated total compensation packages for these officers for fiscal year 2004 was reasonable in light of the total compensation packages of similarly situated executives within the industry. The adjustment to the Chief Executive Officer’s base salary is discussed below in this report.

Annual Bonuses

Annual cash bonuses are awarded on a discretionary basis and reflect both Company and individual performance. In December prior to the start of the fiscal year, the Committee sets a formula for determining the bonus pool for all eligible employees, including our Named Executive Officers. The formula incorporates quantitative measures of the Company’s performance for the applicable bonus year, including the proceeds from the Company’s acquisition and sales programs, the collection of rents owed to the Company, the amount of financing obtained by the Company, the completion of development projects, the amount of shares repurchased, and the growth in the Company’s funds from operations. At the close of the fiscal year, the Committee uses this formula to calculate the size of the bonus pool based on actual performance of the Company. The Committee then determines the individual awards to all eligible employees, including the Named Executive Officers, based on criteria including individual performance, individual level of responsibility comparisons to bonuses awarded at peer companies for similarly situated employees and recommendations from management.

The bonuses awarded for 2004 to the Named Executive Officers reflect the Company’s achievements in its sales and acquisitions programs and financing goals during the course of the year, individual performance and responsibility and peer company comparisons, as well as the fact that no bonuses were paid to the Named Executive Officers for fiscal year 2003.

Stock Option Awards

Stock options have historically been utilized by the Company to provide an incentive to the executive officer and to align the interests of the executive officer with those of the Company’s stockholders, by providing him or her with a financial interest in the Company. Options granted by the Committee under the Company’s 2003 Employee Stock Plan are generally made at fair market value on the date of the grant, vest over four years and expire after ten years. In making grants, the Committee has historically taken into account the executive officer’s contributions to the Company, scope of responsibilities, base salary, the number of options or shares previously granted and the level of option grants awarded to executive officers employed by peer group companies.

In 2004, the Company did not grant any options to its employees, but instead granted restricted stock awards, as described below. The Committee believes that stock options are a less effective tool in retaining its employees than grants of restrictive stock, because of the dividend paying nature of the Company’s Common Stock. The Committee believes that this view is shared by other real estate investment trusts. Of the 35 office and industrial real estate investment trusts for which the Committee analyzed equity compensation data, 23 of them did not grant any options in 2003.

Restricted Stock Awards

The Company makes restricted stock awards to its executive officers as part of their total compensation package in order to provide a retention incentive and to align the interests of the executive officer with those of the Company’s stockholders, by providing him or her with a financial interest in the Company.

Restricted stock awards are generally subject to vesting, as determined by the Committee. Grants made prior to 2004 generally vested based on continued service over five years. The Committee extended this vesting period for awards in 2004 to seven years in order to provide retention value for a longer period of time and to reduce the annual expense of the restricted stock to the Company. Award recipients are entitled to all dividends issued in respect of the shares, provided such dividends are subject to the same vesting schedule as the underlying shares.

The Company issued an aggregate of 145,725 shares of restricted stock to its employees on January 14, 2005, in recognition of services rendered in 2004, of which 65,000 shares of restricted stock were granted to the Named Executive Officers. The criteria used in determining the size of each Named Executive Officer’s award of the total share pool included the Committee’s review of the total compensation package offered to each such officer in 2004, past equity awards to each Named Executive Officer, and equity awards made to officers in comparable positions in peer group companies. The Committee believes that the value of the individual restricted stock award to each of the Company’s Named Executive Officers was equal to or less than the average values of the 2003 restricted stock grants awarded to executives in comparable positions at peer group real estate investment trusts. However, the Committee believes that the size of these awards is appropriate when viewed in light of the value of the total compensation packages awarded to the Named Executive Officers.

Option Exchange Program

In September of 2004, the Board began to consider various strategic alternatives, including the sale of the entire Company or of a significant number of individual properties. The Board recognized at the time that were it to undertake the sale of a substantial number of individual properties, it would likely result in the payment of a large special dividend to stockholders. The Board also recognized that after the payment of such a special dividend, the Company’s Common Stock price would likely decline by an amount comparable to the per share amount of the special dividend and that such a decline in value could decrease or eliminate the value of the outstanding employee options. In effect, our employee-optionholders would have been penalized for the success of the Company in recognizing the value of its assets, and the outstanding options would cease to be effective employee retention tools.

In order to avoid the loss of the retention value of outstanding stock options in the event that the Board did decide to sell a significant number of individual properties (as opposed to selling the entire Company), the Committee recommended allowing all Company employees, including the Named Executive Officers, and directors the right to elect to exchange all or part of their vested options for restricted stock awards. The Committee set an exchange ratio based on the fair market value (the average of the high and low trading price) of the Company’s Common Stock on September 22, 2004, which value was $31.405 per share. Surrendered options were valued based on the difference between the fair market value of the Company’s Common Stock on September 22, 2004 and the exercise price per share of the surrendered option. Under the terms of the exchange program, on September 27, 2004, each participant was issued that number of shares of our Common Stock with a value equal to the aggregate value of those vested options he or she surrendered for cancellation. The restricted stock issued under this exchange program is subject to vesting at the rate of 20 percent per year over five years following the grant date.

The executive officers that elected to participate in the program, the number of option shares each surrendered, and the number of shares of restricted stock received in exchange, are set forth in the table below.

Executive Officer	Number of Shares of Common Stock Underlying Options Surrendered	Number of Shares of Restricted Common Stock Issued in Option Exchange
Peter Bedford	135,000	45,240
James Moore	7,500	1,152
Stephen Silla	15,000	4,257
Dennis Klimmek	7,500	1,152

CEO Compensation

With respect to setting the base salary of the Chief Executive Officer, the Committee considers a number of factors, the most important of which are the level of compensation paid to chief executive officers of other similarly situated real estate investment trusts, the success of the Company’s recent acquisitions and sales, the return on development of new properties, and his importance to the Company’s efforts to raise capital in the public markets, as and when needed. The Committee increased the base salary for Mr. Bedford, the Company’s Chief Executive Officer, for 2004 to $300,000 per year, which was 60% of the average salary reported in 2003 for chief executive officers of peer group real estate investment trusts. While still significantly below the base salary levels at other peer firms, the Committee decided that it was necessary to increase Mr. Bedford’s salary in order to recognize his contributions to the business and also to better balance the internal parity of the Chief Executive Officer’s compensation with the compensation of other executive officers.

In determining the portion of the bonus pool to be paid to the Chief Executive Officer for 2004, the Committee evaluated his contribution with respect to the various factors used to determine the total pool amount, the level of bonuses paid to chief executive officers of other similarly situated real estate investment trusts, and the overall performance of the Company against its peer group. The Committee awarded Mr. Bedford a bonus in 2004 of $200,000, which was 63.7% of the average bonus reported in 2003 for chief executive officers of peer group real estate investment trusts.

The Committee also awarded Mr. Bedford 25,000 shares of restricted Common Stock, issued January 15, 2005, for 2004 performance (excluding shares received pursuant to the option exchange program). These shares are subject to vesting over a seven year period, based on continued service with the Company. The Committee believes this award is reasonable and not excessive, in light of the total compensation package offered to Mr. Bedford in 2004, past equity awards to Mr. Bedford, and equity awards made to chief executive officers of peer group companies.

The Committee deems Mr. Bedford’s total compensation to be reasonable and not excessive. The aggregate estimated value of his base salary, bonus and restricted stock awards for 2004 (excluding shares of restricted stock received pursuant to the option exchange program) is approximately 82% of the average value of the total compensation reported in 2003 for chief executive officers of peer group real estate investment trusts. In 2004, Mr. Bedford’s cash compensation (salary and bonus) was 1.5 times the average cash compensation of the other Named Executive Officers of the Company and his total compensation was 2.2 times the average total compensation of the other Named Executive Officers of the Company. In 2004, Mr. Bedford’s cash compensation (salary and bonus) was 14.0 times the cash compensation of the lowest paid full time employee of the Company and his total compensation was 31.9 times the total compensation of the lowest paid full time employee of the Company.

Section 162(m)

The Company intends that compensation paid to its executive officers will be deductible under Section 162(m) of the Internal Revenue Code.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Anthony M. Frank (Chairman)
Peter Linneman
Bowen McCoy

INFORMATION ABOUT THE EXECUTIVE OFFICERS

Executive Officers of the Company

The following persons serve as executive officers of the Company:

Name and Title	Age	Business Experience
Peter B. Bedford Chief Executive Officer	67

Mr. Bedford has been the Company’s Chairman of the Board since May 1992 and Chief Executive Officer since November 1992. Mr. Bedford has been engaged in the commercial real estate business, primarily in the Western United States, for over 40 years and has been responsible for the acquisition, ownership, development and management of an aggregate of over 26 million square feet of industrial, office and retail properties, as well as land, in 14 states. Mr. Bedford serves on the board of directors of Bixby Ranch Company, a real estate investment company, and First American Title Guarantee Co., a title insurance company. Mr. Bedford is the recipient of numerous awards recognizing his contributions to the real estate industry and serves as a governor of the Urban Land Foundation. His previous experience also includes serving on the board of directors of the Bank of America from 1986 to 1999 and on the board of Kaiser Aluminum & Chemical Company from 1980 to 1986. He has served as Vice Chairman of the National Realty Committee and of the Hoover Institution and as Chairman of the Real Estate Advisory Board of the Wharton School of Business. Mr. Bedford received his B.A. in Economics from Stanford University.

James R. Moore President	64

Mr. Moore has been the Company’s President since March 13, 2003 and Chief Operating Officer since January 1998. From January 1998 to March 2003, Mr. Moore was Executive Vice President of Property/Asset Management. From June 1997 to January 1998, Mr. Moore was Senior Vice President of Property/Asset Management. From September 1995 to June 1997, Mr. Moore was Vice President of Property/Asset Management. From 1983 to 1994, he was Managing Director of the San Francisco office of Cushman and Wakefield, an international commercial real estate services firm. Mr. Moore was also a branch manager and commercial real estate broker at Cushman and Wakefield. He served on the board of trustees of The Lindsay Museum from 1984 to 1999. Mr. Moore has the CCIM designation and has lectured at the University of San Francisco and San Francisco State University. He served as an officer in the United States Marine Corps and received a B.A. in History from the University of California at Berkeley, an M.B.A. from the University of San Francisco and a Doctorate in Business Administration from Golden Gate University.

Stephen M. Silla Executive Vice President and Chief Operating Officer	53

Mr. Silla has served as the Company’s Executive Vice President and Chief Operating Officer since January 24, 2005 and Senior Vice President of Acquisitions since September 2002. From December 1998 through August 2002, he served as a Vice President of Bedford Acquisitions, Inc., a company wholly owned by Peter Bedford. From 1992 to 1998, Mr. Silla served as Vice President and General Manager for Kemper Real Estate Management Company and ZKS Real Estate Partners, both of which were affiliates of Zurich/Kemper Life Insurance, where he was responsible for development, leasing and sales of all of Zurich/Kemper’s real estate in Hawaii. From 1986 to 1992, Mr. Silla was Vice President and Regional Manager of Bedford Properties Holdings, Ltd., a company wholly owned by Mr. Bedford, in Southern California and Hawaii. From 1990 to 1991, he served on the board of directors of the Rancho California Water District. He received a B.S. in Engineering from the University of California at Davis and an M.B.A. from St. Mary’s College.

Dennis Klimmek Executive Vice President, General Counsel and Secretary	60

Mr. Klimmek has served as the Company’s Executive Vice President since March 13, 2003, and Secretary and General Counsel since September 2002. From September 2002 to March 2003, Mr. Klimmek served as the Company’s Senior Vice President. From October 1997 through August 2002, he served in various capacities, including as Vice President, Secretary and General Counsel, at Bedford Acquisitions, Inc., a company wholly owned by Peter Bedford. From 1992 to 1997, Mr. Klimmek served as Vice President and General Counsel of Kemper Real Estate Management Company and its affiliated real estate companies, which included real estate development, management and home building companies. From 1986 to 1992, he was Vice President and General Counsel of Bedford Properties Holdings, Ltd., a company wholly owned by Mr. Bedford. Mr. Klimmek has been a member of the California Bar since 1974. He received a B.S. in Business Administration from Pepperdine University, a M.S. in Engineering from the University of Southern California and a J.D. from Loyola University.

Hanh Kihara Senior Vice President and Chief Financial Officer	57

Ms. Kihara has been the Company’s Senior Vice President and Chief Financial Officer since January 1999. From May 1993 to December 1998, Ms. Kihara served as the Company’s Vice President and Controller. From 1990 to 1993, she was Controller and Assistant Controller of Bedford Properties Holdings, Ltd., a company wholly owned by Mr. Bedford. From 1986 to 1990, Ms. Kihara was a Manager at Armstrong, Gilmour & Associates, a certified public accounting firm. Ms. Kihara has been a Certified Public Accountant since 1989. Ms. Kihara received a B.S. in Administration and Accounting from California State University of Hayward.

Anne L. Hoffman Senior Vice President and Chief Development and Marketing Officer	52

Ms. Hoffman has been the Company’s Chief Development and Marketing Officer since January 2005, Senior Vice President of Development from March 1998 to January 2005, and an employee of the Company since September 2002. From March 1998 through August 2002, she was a Vice President and an employee of Bedford Acquisitions, Inc., a company wholly owned by Peter Bedford. Ms. Hoffman has personally managed the development of over two million square feet of suburban office, R&D, warehouse and service buildings. In the four years immediately prior to joining the Company, Ms. Hoffman was the principal of a real estate consulting practice providing a variety of services to corporate and developer clients. From 1992 to 1994 Ms. Hoffman was Vice President of Sales and Marketing for HQ Network System, the franchise organization for HQ Business Centers. From 1984 to 1991 Ms. Hoffman was a Partner and Project Manager for the Philadelphia based Rouse & Associates.

Rod Diehl Senior Vice President of Acquisitions	40

Mr. Diehl has served as the Company’s Senior Vice President of Acquisitions since January 24, 2005, Vice President and Regional Manager since June 1997 and has been employed by the Company since February 1996. He has worked for the past 15 years in the commercial real estate industry, focusing on asset management and leasing, primarily in the San Francisco Bay Area. From October 1993 to January 1996, Mr. Diehl worked for Koll Management Services first as an Account Executive for Koll’s Corporate Advisory group and later as manager of a portfolio of retail properties. From December 1988 to September 1993, he worked for Cushman & Wakefield as a research analyst, a broker and as an asset manager. Mr. Diehl is a licensed real estate broker in the State of California and is a member of BOMA and NAIOP. He received a B.A. in Economics from the University of California at Davis and an M.B.A. from St. Mary’s College.

Krista Rowland Vice President and Controller	39

Ms. Rowland has been the Company’s Vice President and Controller since January 1999. From May 1996 to December 1998, she served as the Company’s Assistant Controller. From 1992 to 1996, Ms. Rowland served as Portfolio Accounting Manager of Kemper Real Estate Management Company of Lafayette, California. From 1990 to 1992, Ms. Rowland was a Senior Accountant for Armstrong, Gilmour & Associates, a certified public accounting firm. Ms. Rowland received a B.S.B.A in Accounting from the University of North Florida in Jacksonville and has been a Certified Public Accountant in the State of California since 1992.

Andy Albrecht Vice President and Regional Manager of the Northwest Region	39

Mr. Albrecht has been the Company’s Vice President and Regional Manager for the Northwest Region since January 2003. He joined the Company in August 2000 as Vice President and Area Manager. Prior to joining the Company, Mr. Albrecht was employed by Orca Enterprises, LLC in real estate development and management in the Puget Sound area from 1999 to 2000. From 1998 to 1999, Mr. Albrecht was Real Estate Manager for Paccar Automotive, Inc., where his duties included property transactions, leasing and project management in the western United States. From 1989 to 1998, Mr. Albrecht was Property Manager and Leasing Agent for Morris Piha Management Group, Inc. Mr. Albrecht received a B.A. in Political Science from the University of Washington.

Henry Baldenegro Vice President and Regional Manager of the Southwest Region	58

Mr. Baldenegro has been the Company’s Vice President and Regional Manager of the Southwest Region since January 2002. Mr. Baldenegro joined the Company in May of 1996 as Area Manager of the Southwest Region. During this period, Mr. Baldenegro has been responsible for the asset management of a portfolio in excess of 1.5 million square feet of suburban office, R&D, warehouse and service buildings. In the five and one-half years immediately prior to joining the Company, Mr. Baldenegro was Property Manager for a joint venture of the Company and Kemper Insurance. Prior to the joint venture, Mr. Baldenegro spent 10 years as Senior Marketing Consultant with Grubb & Ellis, a real estate brokerage company, and 10 years with the Xerox Corporation as a Sales Executive.

Linda Mott Vice President and Regional Manager of the Denver Region	42

Ms. Mott has been the Company’s Vice President and Regional Manager since January 2004, Vice President and Area Manager since January 2003 and Area Manager since January 2002. She joined the Company in July 2000 as a Property Manager. In the two years immediately prior to joining the Company, Ms. Mott was an asset manager for BetaWest, Inc., a real estate asset management firm. From 1989 to 1998, she was a property manager for BetaWest, Inc. She earned her B.S. in Business Administration at The University of Colorado at Denver and has the CCIM designation. She is a member of NAIOP and has an RPA designation from the Building Owners and Managers Institute.

Mark Yorita Vice President and Regional Manager of the Southern California Region	48

Mr. Yorita has been the Company’s Vice President and Regional Manager for Southern California since June 1997 and Regional Manager for Southern California since May 1994. From August 1992 to April 1994, he served as senior project manager for Kemper Real Estate Management Company. From May 1988 to July 1992, he served as senior development and property manager for Bedford Properties Holdings, Ltd., a company wholly-owned by Mr. Bedford. Mr. Yorita has worked in the real estate industry since 1986. Prior to that he worked in various capacities in the construction industry for Standard Oil of Ohio and Fluor Corporation. Mr. Yorita received an M.B.A. from the University of California at Berkeley and a B.S. in Engineering from University of Hawaii.

Changes in Management

On March 9, 2004, the Company announced that Mr. Moore, the Company’s President and former Chief Operating Officer, plans to retire in July 2005. Effective as of January 31, 2005, Mr. Silla has assumed the position of Chief Operating Officer. Mr. Diehl has assumed Mr. Silla’s property acquisition responsibilities.

Compensation of the Named Executive Officers

Summary Compensation Information. The following table sets forth information regarding the compensation paid by the Company for services rendered during the past three fiscal years for the Chief Executive Officer and the four next most highly compensated executive officers of the Company who were employed by the Company as of December 31, 2004 (collectively, the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Restricted Stock Awards (1)	Options(2)		All Other Compensation
Peter B. Bedford	2004	$300,000	$200,000		$838,817	-		$23,632(3)
Chief Executive Officer	2003	200,000	-		725,250	10,000	(4)	17,232(3)
	2002	200,000	200,000		406,986	10,000	(4)	15,726(3)
						20,000	(5)

James R. Moore, Jr.	2004	300,000	100,000		575,877	-		18,732(6)
President	2003	300,000	-		385,750	-		17,232(6)
	2002	190,000	252,000		210,510	15,000	(5)	15,726(6)

Stephen M. Silla	2004	175,000	160,000		270,000	-		18,732(7)
Executive Vice President and	2003	175,000	-		178,500	-		16,232(7)
Chief Operating Officer	2002	175,000	135,000		152,035	15,000	(5)	15,126(7)

Dennis Klimmek	2004	175,000	130,000		281,363	-		18,732(9)
Executive Vice President,	2003	175,000	-		178,500	-		17,232(9)
General Counsel and Secretary	2002	175,000	155,000	(8)	152,035	15,000	(5)	15,726(9)

Hanh Kihara	2004	175,000	120,000		270,000	-		18,732(10)
Senior Vice President and	2003	175,000	-		178,500	-		17,232(10)
Chief Financial Officer	2002	175,000	145,000		152,035	15,000	(5)	15,726(10)

(1)
Valued using the closing price per share of the Common Stock on the date of grant. Excludes the value of shares of restricted Common Stock issued to those Named Executive Officers who participated in the Company’s option exchange program in 2004. Restricted stock granted in years prior to 2004 vests 13% each anniversary of the date of grant for the first four years following the date of the grant, with the remaining 48% vesting on the fifth anniversary of the grant. Restricted stock granted on January 15, of each of 2004 and 2005, for 2003 and 2004 performance, respectively, vests 10% each anniversary of the date of grant for the first six years following the date of the grant, with the remaining 40% vesting on the seventh anniversary of the grant. Dividends will be paid to the Named Executive Officers on the shares of restricted stock. The number of shares of restricted stock granted pursuant to the Company’s option exchange program in 2004, the number of shares of restricted stock granted outside of the Company’s option exchange program during fiscal year 2004, the aggregate number of shares of restricted stock held by the Named Executive Officers as of December 31, 2004 and the aggregate cash value of those shares, based on the closing price of $28.41 per share the Common Stock on December 31, 2004, are as follows:

Named Executive Officer	Number of Shares of Restricted Stock Granted via Option Exchange Program in 2004	Number of Shares of Restricted Stock Granted Outside of Option Exchange Program in 2004	Total Number of Shares of Restricted Stock Granted in 2004	Aggregate Number of Shares of Restricted Stock as of December 31, 2004	Aggregate Cash Value of All Restricted Stock as of December 31, 2004

Peter B. Bedford	45,240	29,149	74,389	134,608	$3,824,213
James R. Moore, Jr.	1,152	19,968	21,120	52,112	1,480,502
Stephen M. Silla	4,257	9,362	13,619	31,974	908,381
Dennis Klimmek	1,152	9,756	10,908	31,179	885,795
Hanh Kihara	-	9,362	9,362	28,754	816,901

The restricted shares granted in connection with the Company’s option exchange program vest in equal installments over five years following the date of grant. See the Compensation Committee Report for further details of the option exchange program.

(2)
The numbers of shares subject to options reflected in this column do not reflect the cancellation in 2004 of options to purchase 135,000, 7,500, 15,000 and 7,500 shares of Common Stock held by Messrs. Bedford, Moore, Silla and Klimmek, respectively, pursuant to the Company’s option exchange program.

(3)
Represents auto allowance of $11,500, $6,600 and $6,600 in 2004, 2003 and 2002, premiums paid by the Company for term life insurance of $132 per year in 2004 and 2003, and $126 in 2002 and matching contributions under the Company’s 401(k) Plan of $12,000, $10,500 and $9,000 in 2004, 2003, and 2002.

(4)	Represents stock options granted pursuant to the Company’s equity compensation plans for its directors, which options vest in full and become exercisable six months after the date of grant.

(5)	Represents stock options granted pursuant to the Company’s equity compensation plans for its employees.

(6)
Represents auto allowance of $6,600 per year in 2004, 2003, and 2002, premiums paid by the Company for term life insurance of $132 per year in 2004 and 2003, and $126 in 2002, and matching contributions under the Company’s 401(k) Plan of $12,000, $10,500, and $9,000 in 2004, 2003, and 2002.

(7)
Represents auto allowance of $6,600 in 2004, and $6,000 per year in 2003, and 2002, premiums paid by the Company for term life insurance of $132 per year in 2004 and 2003, and $126 in 2002, and matching contributions under the Company’s 401(k) Plan of $12,000, $10,500, and $9,000 in 2004, 2003, and 2002.

(8)
Two-thirds of Mr. Klimmek’s 2002 bonus was paid by Bedford Acquisitions, Inc., a California corporation wholly owned by Mr. Bedford. Through June 30, 2002, the Company engaged Bedford Acquisitions, Inc. to perform acquisition, disposition, financing and development services for the Company Effective July 1, 2002, the Company terminated its agreement with Bedford Acquisitions, Inc. and hired its employees.

(9)
Represents auto allowance of $6,600 per year in 2004, 2003, and 2002, premiums paid by the Company for term life insurance of $132 per year in 2004 and 2003, and $126 in 2002, and matching contributions under the Company’s 401(k) Plan of $12,000, $10,500, and $9,000 in 2004, 2003, and 2002.

(10)
Represents auto allowance of $6,600 per year in 2004, 2003, and 2002, premiums paid by the Company for term life insurance of $132 per year in 2004 and 2003, and $126 in 2002, and matching contributions under the Company’s 401(k) Plan of $12,000, $10,500, and $9,000 in 2004, 2003, and 2002.

Option Grant Information. No options were granted during 2004 to the Named Executive Officers.

Aggregate Option Exercises in Last Fiscal Year and Year-End Value Information. The following table sets forth information regarding the number of shares acquired and value realized for options exercised by the Named Executive Officers during the year ended December 31, 2004 and the number and aggregate dollar value of unexercised options held at the end of 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired On Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter B. Bedford	-	$-	-	15,000	$-	$68,850
James R. Moore	7,500	79,247	-	11,250	-	51,638
Stephen M. Silla	-	-	-	11,250	-	51,638
Dennis Klimmek	45,000	457,172	-	11,250	-	51,638
Hanh Kihara	56,250	623,350	-	11,250	-	51,638

(1)
For all unexercised in-the-money options, the values are based upon the fair market value of the Common Stock at December 31, 2004 of $28.60 per share (being the average of the high and low prices on that trading day).

During 2004, Messrs. Bedford, Moore, Silla and Klimmek elected to exchange vested options to purchase an aggregate of 165,000 shares of Common Stock for an aggregate of 51,801 shares of restricted Common Stock, pursuant to the Company’s option exchange program. The options surrendered pursuant to this program were cancelled. The Company’s option exchange program is discussed in more detail in the Compensation Committee Report, above.

Employment Agreement with the Chief Executive Officer

The Company entered into an employment agreement with Mr. Bedford on February 17, 1993 and amended the agreement on September 18, 1995, July 15, 2003 and February 4, 2005. Pursuant to the employment agreement, as amended, Mr. Bedford will serve as Chairman of the Board and Chief Executive Officer of the Company until the agreement’s expiration on December 31, 2007. Under the employment agreement, the Company will pay Mr. Bedford a salary of not less than $150,000 per annum, plus automobile and parking allowances. The employment agreement provides that the Company will pay Mr. Bedford a severance payment equal to his base salary in the event that his employment is terminated by the Company without cause or by Mr. Bedford for good reason or Mr. Bedford resigns following a change of control of the Company. The agreement defines a “change of control” as a transaction not approved by a majority of the Board that results in the acquisition by any person of 35% of the voting stock of the Company, other than persons who had such voting control at the time the agreement was originally entered into.

Retention Agreements with the Named Executive Officers

The Company entered into retention agreements in 2003 with all of the Named Executive Officers, including Mr. Bedford. The retention agreements provide for certain cash payments in the event of an executive officer’s termination of employment following a change in control of the Company. For purposes of the retention agreements, a “change in control” is defined as (i) the acquisition by any person of 30% or more of the combined voting power of the Company (with certain exceptions), (ii) a change in 50% or more of the membership of the Board during any consecutive two-year period, where the new directors were not approved by the directors at the beginning of the period or by other directors so approved, (iii) the occurrence of a reorganization, merger, consolidation or other transaction after which the stockholders of the Company immediately prior to the transaction do not, immediately following the transaction, own more than 50% of the combined voting power of the Company or (iv) a sale, liquidation or distribution of all or substantially all of the real estate assets of the Company. Mr. Bedford may elect to receive termination payments under his retention agreement or his employment agreement, but not both.

In the event of an “involuntary termination” (as the term is defined in the retention agreements) of a participating executive officer in connection with or within two years following a change in control, such executive officer will be entitled to receive a lump sum cash payment equal to the sum of the executive officer’s salary plus their average bonus received over the prior three years, except in the case of Mr. Bedford, in which case the payment is three times the sum of his salary and average bonus. Receipt of the severance is conditioned upon the executive signing a valid release of claims. Any severance payable under an executive officer’s retention agreement will be reduced by any amount of severance payable to such executive officer under any other plan, arrangement or agreement under which the executive officer is entitled to receive cash severance payments. In addition, the participating executive officer will be entitled to receive a pro rata bonus for the year in which the involuntary termination occurs.

INFORMATION ABOUT CERTAIN BENEFICIAL OWNERS

Security Ownership of Management and Significant Stockholders

The following table sets forth information as of March 18, 2005, with respect to each of the directors, each of the Named Executive Officers and each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, and with respect to shares of Common Stock owned beneficially by all directors and officers of the Company as a group.

Name and Address†	Number of Shares Beneficially Owned		Percent of Class
Peter B. Bedford	911,361	(1)	5.54%
T. Rowe Price Associates, Inc.	1,589,200	(2)	9.67%
Barclays Global Investors, N.A	854,801	(3)	5.20%
Anthony M. Frank	52,632	(4)	*
Peter Linneman	5,617	(5)	*
Bowen H. McCoy	4,337	(6)	*
Thomas H. Nolan, Jr.	7,796	(7)	*
Martin I. Zankel	40,806	(8)	*
James R. Moore	161,076	(9)	*
Stephen M. Silla	68,199	(10)	*
Dennis Klimmek	77,679	(11)	*
Hanh Kihara	111,194	(12)	*
All directors and officers as a group (18 persons)	1,753,948	(13)	10.64%

_____________

†
The address of each individual listed on the table is 270 Lafayette Circle, Lafayette, California 94549. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105.

*	Less than 1%.

(1)
Includes 2,790 shares held in trust for Mr. Bedford’s grandchildren, and 10,000 shares of Common Stock subject to options which are currently exercisable or will become exercisable within 60 days of March 18, 2005 and 134,608 shares of restricted Common Stock that are subject to vesting.

(2)
These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of, and number of shares of the Company’s Common Stock held by, Price Associates is based on the Schedule 13G/A filed by Price Associates with the SEC on February 9, 2005.

(3)	The address of, and number of shares of the Company’s Common Stock held by, Barclays Global

Investors, N.A. is based on the Schedule 13G filed by Barclays Global Investors, N.A. with the SEC on February 14, 2005.

(4)
Includes 6,717 shares earned in lieu of cash payment of directors’ fees and held on the books of the Company as phantom stock units and 29,692 shares of restricted Common Stock, which are subject to vesting.

(5)	Includes 3,000 shares of restricted Common Stock that are subject to vesting.

(6)	Includes 3,000 shares of restricted Common Stock that are subject to vesting.

(7)	Represents 7,796 shares of restricted Common Stock that are subject to vesting.

(8)	Includes 3,807 shares of restricted Common Stock that are subject to vesting.

(9)
Includes 7,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of March 18, 2005, and 52,112 shares of restricted Common Stock that are subject to vesting.

(10)
Includes 7,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of March 18, 2005, and 31,974 shares of restricted Common Stock that are subject to vesting.

(11)
Includes 7,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of March 18, 2005, and 31,179 shares of restricted Common Stock that are subject to vesting.

(12)
Includes 7,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of March 18, 2005, and 28,754 shares of restricted Common Stock that are subject to vesting.

(13)
Includes 57,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of March 18, 2005 and 451,015 shares of restricted Common Stock that are subject to vesting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers and any person who owns more than 10% of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and significant stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on a review of copies of such reports furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and significant stockholders during the fiscal year ended December 31, 2004 were satisfied, except that Mr. Yorita filed a late report covering one transaction for the sale of Common Stock Mr. Frank, Mr. Linneman and Mr. McCoy filed late reports covering the deferral of their meeting fees into phantom stock units with respect to 3, 3, and 2 transactions, respectively.

INFORMATION ABOUT THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Fees Paid to Independent Registered Public Accounting Firms

The following table sets forth the fees that the Company paid to PricewaterhouseCoopers LLP for audit, audit-related, tax and other services rendered by PricewaterhouseCoopers LLP in 2004 and 2003.

Fee Category	Fees Paid for the Year Ended December 31, 2004	Percent of Total 2004 Fees	Fees Paid for the Year Ended December 31, 2003	Percent of Total 2003 Fees

Audit Fees (1)	$400,375	81.98%	$159,600	52.31%
Audit-Related Fees	54,000	11.06%	42,500	13.93%
Tax Fees	31,000	6.35%	32,500	10.65%
All Other Fees	3,000	0.61%	70,500	23.11%
Total Fees	$488,375	100.00%	$305,100	100.00%

(1)
2004 audit fees do not include $48,381 to KPMG LLP for the review of the Company’s annual report on Form 10-K for 2004 and the review of documentation relating to the offering of the Company’s Series B Preferred Stock in April 2004. 2003 audit fees do not include $58,436 paid to KPMG LLP for the review of the Company's annual report on Form 10-K for 2003 and the review of documentation relating to the offering of the Company's Series A Preferred Stock in August 2003.

Audit Fees. Audit fees consisted of fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the condensed interim financial statements included in the Company’s quarterly reports and services that are normally provided by the Company’s auditors in connection with statutory and regulatory filings or engagements. For 2004, audit fees included fees associated with the attestation on internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. For 2003, audit fees included fees associated with the review of documentations relating to the offering of the Company’s Series B preferred stock in August 2003 and the review of the registration statements on Form S-3 that the Company filed with the Securities and Exchange Commission.

Audit-Related Fees. Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the audit fees category. These services included the audit of acquisitions under Rule 3-14 of Regulation S-X and consultation on Section 404 of the Sarbanes-Oxley Act.

Tax Fees. Tax fees consisted of fees billed for services rendered for tax compliance, tax advice and tax planning. These services included the preparation of the Company’s consolidated federal, multi-state tax returns and the annual review of earnings and profits for the characterization of dividends between ordinary income, capital gains or return of capital.

All Other Fees. All other fees consisted of fees billed for services provided by the Company’s auditors other than the fees included in the audit fees, audit-related fees and tax fees categories. These services included the subscription of the accounting research software in 2004 and a cost segregation study in 2003.

In making its determination to appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005, the Audit Committee has considered whether the services (other than audit and audit-related services) provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Pre-Approval of Services by the Independent Registered Public Accounting Firms

Policy. The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services that may be provided and is subject to a specific budget. The Audit Committee may delegate the pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any decisions made pursuant to such delegated authority to the Audit Committee at its next scheduled meeting.

Procedures. All requests or applications for services to be provided by the independent registered public accounting firm that do not require separate approval by the Audit Committee must be submitted to the Company’s Chief Financial Officer and must include a detailed description of the services to be rendered and the related fees. The Chief Financial Officer will determine whether such services and fees are included within the list of services and fees that have received the pre-approval of the Audit Committee. The Audit Committee must be informed on a timely basis, and in any event by its next scheduled meeting, of any such services rendered by the independent registered public accounting firm and the related fees. Requests or applications to provide services that require separate approval by the Audit Committee must be submitted to the Audit Committee, prior to the provision of such services, by both the independent registered public accounting firm and the Company’s Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

INFORMATION ABOUT RELATED PARTY TRANSACTIONS

Indebtedness of Management

The Company established its Management Stock Acquisition Program in 1995, and the Board modified the program in 1999. Under the modified program, prior to June 30, 2002, options exercised by key members of management could have been exercised and paid for with a note payable to the Company. Each note is due the earlier of nine years and nine months after the date of the option grant or within 90 days from termination of employment, with interest payable quarterly. Mr. Baldenegro and Mr. Yorita, each of whom are officers of the Company, have exercised options in the aggregate for 18,000 and 32,000 shares of Common Stock, respectively, in exchange for notes totaling $319,120 and $487,750, respectively. All of the notes are payable to the Company, bear interest at 7.5% per annum, are full recourse and are secured in part by a pledge to the Company of the Common Stock. As of March 18, 2005, the notes to Mr. Baldenegro and Mr. Yorita had balances of $217,686 and $179,519, respectively. In accordance with the Sarbanes-Oxley Act of 2002, which prohibits loans to directors and executive officers, the Company no longer allows options to be exercised with a recourse note.

Other Transactions

Martin Zankel, a member of the Board, and associates at his law firm of Bartko, Zankel, Tarrant & Miller, of which he is Senior Principal, from time to time provide legal services to the Company for which his firm was paid, in the aggregate, $200, $81,000, and $17,339 in 2004, 2003, and 2002, respectively.

INFORMATION ABOUT THE COMMON STOCK

Stock Price Performance Graph

The following line graph illustrates a five-year comparison of the cumulative total stockholder return on the Common Stock against the cumulative total return of the Standard & Poor’s 500 Composite Stock Index and the SNL Securities Corporate Performance Index Value of all publicly-traded real estate investment trusts (“REIT”) holding greater than a 75% equity interest in their REIT-qualifying assets. The graph assumes that $100 was invested on December 31, 1998 in the Common Stock and the indices, and that all dividends were reinvested throughout the period.

*Source:  CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005. Used with permission.  All rights reserved.  crsp.com.

Five-Year Cumulative Total Stockholder Return
	Period Ended December 31,
Index	1999	2000	2001	2002	2003	2004
Bedford Property Investors, Inc.	100.00	130.17	158.37	195.13	233.97	276.88
S&P 500	100.00	91.20	80.42	62.64	80.62	89.47
SNL All Equity REITs	100.00	125.89	143.27	148.93	204.77	270.11

Common Stock Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, for each of the Company’s existing equity compensation plans, the number of shares of Common Stock issuable upon exercise of outstanding options, the weighted-average exercise price of the outstanding options and the number of shares of Common Stock remaining available for issuance under such plan as of the end of fiscal year 2005.

Equity Compensation Plan (1)	Number of Securities to be Issued upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (excluding securities reflected in column (a)) (c)
Amended and Restated 1993 Employee Stock Plan (2)	90,250	$23.83	-
2003 Employee Stock Plan	-	-	1,297,802
2002 Directors’ Stock Option Plan	-	-	92,130
Total	90,250	$23.83	1,389,932

____________________

(1)
The Company’s stockholders have approved each of the equity compensation plans set forth in the table. The Company does not have any equity compensation plan that has not been approved by its stockholders.

(2)	The Amended and Restated 1993 Employee Stock Plan expired on April 30, 2003. No further options to acquire shares may be issued under this expired plan.

OTHER INFORMATION

Annual Report

A copy of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004 may be obtained, without charge, by writing to Hanh Kihara, Chief Financial Officer, Bedford Property Investors, Inc., 270 Lafayette Circle, Lafayette, California 94549.

Code of Ethics and Corporate Governance Guidelines

The Company has adopted a code of ethics that applies to its Chief Executive Officer, Chief Financial Officer and Controller, as well as a set of Corporate Governance Guidelines. A copy of each of the code and the guidelines are available on the Company’s website. The address of the Company’s website is www.bedfordproperty.com. Other than the information expressly set forth in this proxy statement, the information contained, or referred to, on the Company’s website is not incorporated into this proxy statement.

Delivery of Documents to Stockholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Investor Relations, Bedford Property Investors, Inc., 270 Lafayette Circle, Lafayette, California 94549, or an oral request by calling the Company’s Investor Relations group at (925) 283-8910. Additionally, stockholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the annual report, and who would rather receive a single copy of such materials, may instruct the Company accordingly by directing their request in the manner provided above.

Stockholder Proposals

Proposals of the stockholders intended to be presented at the annual meeting of the stockholders to be held in 2006 must be received by the Company at its principal executive offices no later than December 9, 2005 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Such proposals must meet the requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

In addition, if a stockholder wishes to bring business (including director nominations) before the annual meeting of the stockholders to be held in 2006 that is not the subject of a proposal timely submitted for inclusion in the Company’s proxy statement, the Company’s bylaws currently require that written notice of such business must be received by the Company’s Secretary between February 12, 2006 and March 14, 2006. The stockholder’s notice must set forth:

  as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in connection with the solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

  as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

  as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the number of shares of each class of stock of the Company that are owned beneficially and of record by such stockholder and such beneficial owner.

OTHER MATTERS

The Board knows of no matter to be presented at the Annual Meeting other than those set forth in the notice of meeting and described in this proxy statement. If, however, any other business should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion.

By Order of the Board of Directors, DENNIS KLIMMEK Secretary

April 1, 2005
Lafayette, California

To Sacramento
San Rafael
Vallejo
Benicia
Richmond
Golden Gate Bridge
Bay Bridge
Oakland
Orinda
Lafayette
Concord
San Francisco
Walnut Creek
Moraga
Oakland Airport
Saint Mary's College
San Francisco Airport
San Ramon
Hayward
Dublin
San Mateo
To Stockton
Palo Alto
San Jose
San Jose Airport
N

Directions to Saint Mary's College of California

From San Francisco Bay Bridge or San Rafael/Richmond Bridge:
Take Highway 580 toward Hayward onto Highway 24 toward Walnut Creek. Once through the Caldecott Tunnel, take the third exit which will be marked Orinda/Moraga. Turn right and follow Moraga Way about five miles. Turn left onto Moraga Road, then right onto St. Mary's Road. The College is about one mile farther on the right.

From Walnut Creek/Highway 680:
Take Highway 24 west (Oakland direction) to the Central Lafayette exit. Go right under freeway, right onto Mt. Diablo Blvd. one block, left onto Moraga Road 1/3 mile, and left onto St. Mary's Road about four miles; the College is on the left.

Directions to Soda Activity Center:

Proceed onto Saint Mary's Parkway, turn left at the Guard Gate, then right onto De La Salle North.

Shareholders' Meeting
at
Soda Activity Center
Chapel Court
Guard Gate
Saint Mary's Parkway
Lafayette—5 Miles
St. Mary's Road
Moraga

BEDFORD-PS-05

BEDFORD PROPERTY INVESTORS, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

On a touch-tone phone, call toll-free 1-877-779-8683. You will hear these instructions.
➢	Enter the last four digits from your social security number.
➢	Enter the control number from the box above.
➢	You will then have two options:
OPTION 1: To vote as the Board of Directors recommends on the proposals; or OPTION 2: To vote on the proposals separately.
➢	Your vote will be repeated to you and you will be asked to confirm it.
Log onto the Internet and type http://www.eproxyvote.com/bed
➢	Have your proxy card ready and follow the instructions.
➢	You will be able to elect to receive future mailings via the Internet. If you vote over the Internet or by telephone, please do not mail your card.

DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE

☒	Please mark votes as in this example	∟	5055

The Board of Directors unanimously recommends a vote FOR the election of the nominees for director and FOR proposal 2.

1. Election of Directors.	NOMINEES:	2. Proposal to ratify the appointment	FOR AGAINST ABSTAIN
(Please see list to the right)	01. Peter B. Bedford	of PricewaterhouseCoopers LLP	☐ ☐ ☐
	02. Peter Linneman	as independent accountants for
FOR WITHHELD	03. Bowen H. McCoy	the fiscal year ending December 31, 2005.
☐ ☐	04. Thomas H. Nolan, Jr.
05. Martin I. Zankel, Esq.

For, except vote withheld from the following nominee(s):	Check this box if you have comments or a change of address and use the back of this card Check this box if you wish to attend and vote at the meeting	☐ ☐

NOTE: Your signature should conform with your name as printed at left. If signing as attorney, executor, administrator, trustee or guardian, please give your full title. If stock is owned by a partnership or corporation, please indicate your capacity in signing the proxy. If stock is held in joint partnership, all co-owners must sign. Please sign, date, and return promptly.

Signature:	Date:	Signature:	Date:

DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE

THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
BEDFORD PROPERTY INVESTORS, INC.

P	The undersigned, whose signature appears on the reverse, hereby appoints DENNIS KLIMMEK and HANH KIHARA, and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of Common Stock of Bedford Property Investors, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 11, 2005, and at any and all adjournments thereof, on all matters that may properly come before the meeting.
R
Your shares will be voted as directed on this card. If signed and no direction is given for any proposal, it will be voted in favor of proposals 1 and 2.
O

To vote by telephone or Internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

X
If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:
Y

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR VOTING INSTRUCTIONS PROMPTLY, YOU CAN
AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILING PLUS HELP
THE COMPANY AVOID ADDITIONAL EXPENSES.